EXECUTIVE LIFE PLAN

At retirement, provided you are enrolled in the Partnership Life Plan, Ralston Purina Company (the Company) will provide an Executive Life benefit.

Your participation in the Company's Partnership Life insurance program is voluntary. However, to benefit from the Executive Life Plan you must participate in Partnership Life Plan with coverage of at least one times earnings at the time of your retirement from the Company.

I.          ELIBIGILITY

The  class  of  employees  eligible  for  coverage  under this Plan consists of:

* Chairman of the Board, Chief Executive Officer, President, any corporate Vice President, Secretary, Treasurer of Ralston;

* Chairman of the Board, Chief Executive Officers, President and any corporate Vice President of EBC and any other affiliate designated by a Chief Executive Officer of Ralston;

* Vice Presidents of administrative or operating divisions of Ralston (appointed by a Chief Executive Officer of Ralston);

*          Any  other person designated by a Chief Executive Officer of Ralston;

* Former Vice Presidents of administrative and operating divisions of the Company, and former Chairmen of the Board, Chief Executive Officers, Presidents and corporate Vice Presidents of a participating affiliate.

Additionally, you must be age 55 with at least two years of service and leave voluntarily or involuntarily for coverage to continue, or you must have a combination of age and years of service totaling at least 80 and leave involuntarily. You will not be eligible for coverage under this Plan if you terminate from the Company or one of its affiliates by reason of divestiture, spinoff or other disposition of a subsidiary, division, or other business unit.

Individuals employed by a foreign affiliate of the Company who are not U.S. citizens and, except at the discretion of the Vice president and Director of Administration, U.S. citizens employed by a foreign affiliate of Ralston, are ineligible for coverage under this Plan.

II.          DEATH  BENEFIT

At retirement, if you are enrolled in the Partnership Life Plan with coverage of at least one times earnings, the Company will provide a death benefit to your designated beneficiary equal to 50% of your previous calendar year's benefit earnings at the time you retire.

The  benefits  payable  under  the  Plan  are  taxable as ordinary income to the
beneficiary.   However, the amount of actual payment will be increased to offset the  approximate  tax  consequences.

II.          MODIFICATION,  TERMINATION  OF  COVERAGE

The Company may amend the provisions or terminate the Plan at any time, subject to the following restrictions:

A. The nature and scope of coverage for any actively employed executive covered by this Plan will not be reduced or terminated unless coverage is reduced or terminated for the entire class of covered executives.

B. The nature and scope of coverage for retired executives covered by this Plan will not be changed to the detriment of the retired executives unless mandated by law.

C. The Company reserves the right to assign its rights and obligations under this Plan to a third party.